Exhibit. 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LEAP WIRELESS INTERNATIONAL, INC.

    FIRST.   The name of the corporation is Leap Wireless International, Inc.

    SECOND.   The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801.  The name of the registered agent of the corporation at such address is The Corporation Trust Company.

    THIRD.   The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

    FOURTH.   The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01.

    FIFTH.   The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

    SIXTH.   Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

    SEVENTH.   No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  Any repeal or modification of this Article SEVENTH shall be prospective and shall not affect the rights under this Article SEVENTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. Notwithstanding any of the provisions of this Third Amended and Restated Certificate of Incorporation, this Third Amended and Restated Certificate of Incorporation shall not in any way countermand or otherwise affect provisions concerning indemnification set forth in the “Fifth Amended Joint Plan of Reorganization Dated as of July 30, 2003” of the corporation (the “Plan”) or the Order of the Court confirming the Plan, entered on October 22, 2003.